EXHIBIT 3(i)

RESTATED CERTIFICATE OF INCORPORATION

OF

THE DOW CHEMICAL COMPANY

As filed with the Secretary of State,

State of Delaware on May 11, 2007

Originally incorporated on June 11, 1947, as The Dow Chemical Company (Delaware)

Article I

NAME

The name of the corporation (which is hereinafter referred to as the “Company”) is The Dow Chemical Company.

Article II

ADDRESS OF REGISTERED OFFICE; NAME OF REGISTERED AGENT

The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of its registered agent at that address is The Corporation Trust Company.

Article III

PURPOSE AND POWERS

The purpose of the Company is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the General Corporation Law of Delaware.  It shall have all powers that may now or hereafter be lawful for a corporation to exercise under the General Corporation Law of Delaware.

Article IV

CAPITAL STOCK

Section 4.1  Total Number of Shares of Stock.  The total number of shares of stock of all classes that the Company shall have authority to issue is one billion seven hundred fifty million shares.  The authorized capital stock is divided into two hundred fifty million shares of Preferred Stock of the par value of one dollar each (hereinafter the “Preferred Stock”) and one billion five hundred million shares of Common Stock of the par value of two dollars and fifty cents each (hereinafter the “Common Stock”).

Section 4.2  Preferred Stock.

(a)          The two hundred fifty million shares of Preferred Stock of the Company may be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated and expressed herein or in the resolution or resolutions providing for the issue of such series, adopted by the Board of Directors as hereinafter provided.

(b)         Authority is hereby expressly granted to the Board of Directors of the Company, subject to the provisions of this Article IV and to the limitations prescribed by the General Corporation Law of Delaware, to authorize the issue of one or more series of Preferred Stock and with respect to each such series to fix by resolution or resolutions providing for the issue of such series the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof.  The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination or fixing of the following:

(i)                                     The designation of such series;

(ii)                                  The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock or any other series of any class of stock of the Company, and whether such dividends shall be cumulative or non-cumulative;

(iii)                               Whether the shares of such series shall be subject to redemption by the Company and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(iv)                              The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(v)                                 Whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of any stock or any other series of any class of stock of the Company, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchanges;

(vi)                              The extent, if any, to which the holders of shares of such series shall be entitled to vote with respect to the election of directors or otherwise;

(vii)                           The restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

(viii)                        The rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, the Company.

Section 4.3  Common Stock.  The one billion five hundred million shares of Common Stock of the Company shall be of one and the same class.  Subject to all of the rights of the Preferred Stock provided for by resolution or resolutions of the Board of Directors pursuant to this Article IV or by the General Corporation Law of Delaware, the holders of Common Stock shall have full voting powers on all matters requiring stockholder action, each share of such Common Stock being entitled to one vote and having equal rights of participation in the dividends and assets of the Company.

Article V

BOARD OF DIRECTORS

Section 5.1  Power of the Board of Directors. The business and affairs of the Company shall be managed by or under the direction of its Board of Directors.  In furtherance, and not in limitation, of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to:

(a)          Amend, alter, change, adopt or repeal the Bylaws of the Company; provided, however, that no Bylaws hereafter adopted shall invalidate any prior act of the directors that would have been valid if such Bylaws had not been adopted;

(b)         Determine the rights, powers, duties, rules and procedures that affect the power of the Board of Directors to manage and direct the business and affairs of the Company, including the power to designate and empower committees of the Board of Directors, to elect, appoint and empower the officers and other agents of the Company, and to determine the time and place of, and the notice requirements for Board meetings, as well as quorum and voting requirements for, and the manner of taking Board action; and

(c)          Exercise all such powers and do all such acts as may be exercised by the Company, subject to the provisions of the laws of the State of Delaware, this Certificate of Incorporation, and any Bylaws of the Company.

Section 5.2  Number of Directors.  The number of directors constituting the entire Board of Directors shall be not less than six nor more than twenty-one, as authorized from time to time exclusively by a vote of a majority of the entire Board of Directors. As used in this Certificate of Incorporation, the term “entire Board of Directors” means the total authorized number of directors that the Company would have if there were no vacancies.

Section 5.3  Annual Election of Directors.  Except with respect to directors who may be elected solely by the holders of shares of any class or series of Preferred Stock, at the 2005 Annual Meeting of Stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2006 Annual Meeting of Stockholders (which number of directors shall be approximately one-third of the total number of directors of the Company); at the 2006 Annual Meeting of Stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2007 Annual Meeting of Stockholders (which number of directors shall be approximately two-thirds of the total number of directors of the Company); and at each Annual Meeting of Stockholders thereafter, the directors shall be elected for terms expiring at the next Annual Meeting of Stockholders.

Section 5.4  Vacancies.  Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock, any vacancies in the Board of Directors for any reason and any newly created directorships resulting by reason of any increase in the number of directors may be filled only by the Board of Directors, acting by a majority of the remaining directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next Annual Meeting of Stockholders or until their successors are elected and qualified.

Section 5.5  Removal of Directors.  Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock, any directors, or the entire Board of Directors, may be removed from office at any time, with or without cause only by the affirmative vote of the holders of a majority of the voting power of all of the shares of capital stock of the Company then entitled to vote generally in the election of directors, voting as a single class.

Article VI

INDEMNIFICATION; LIMITATION OF LIABILITY

Section 6.1  Indemnification.  Directors, officers, employees and agents of the Company may be indemnified by the Company to such extent as is permitted by the laws of the State of Delaware and as the Bylaws may from time to time provide.

Section 6.2  Limitation of Liability of Directors.  A Director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a Director to the fullest extent permitted by the General Corporation Law of Delaware as the same now exists or hereafter may be amended.

Article VII

MEETINGS OF STOCKHOLDERS

Any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders.  Except as otherwise provided for in the Bylaws, special meetings of stockholders of the Company may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors, either upon motion of a director or upon written request by the holders of at least 50% of the voting power of all the shares of capital stock of the Company then entitled to vote generally in the election of directors, voting together as a single class.

Article VIII

AMENDMENT OF BYLAWS

In addition to any requirements of the General Corporation Law of Delaware (and notwithstanding the fact that a lesser percentage may be specified by the General Corporation Law of Delaware), the affirmative vote of the holders of a majority of all of the shares of capital stock of the Company then entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Company to amend, alter, change, adopt or repeal any Bylaws of the Company.

Article IX

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Company hereby reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the General Corporation Law of Delaware and all rights conferred on stockholders therein granted are subject to this reservation.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation both restates and integrates and further amends the provisions of the Restated Certificate of Incorporation of this Corporation as heretofore amended or supplemented, and having been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware has been executed by its duly authorized officer this 11th day of May, 2007.

THE DOW CHEMICAL COMPANY

By	/s/ CHARLES J. KALIL
Charles J. Kalil
Senior Vice President, General Counsel
and Corporate Secretary